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                               CHECK CENTRAL, INC.
                                7084 MIRAMAR ROAD
                               SAN DIEGO, CA 92121
                                 (619) 566-9604

                          MASTER DISTRIBUTOR AGREEMENT



         This Independent Distributor Agreement (the "Agreement") is entered into effective as of March 30, 1999 by and between Check Central, Inc. (hereinafter "CCI") a Nevada Corporation and, and SMARTCASH ATM, LTD., an Independent Distributor (hereinafter "Distributor"), a Nevada Limited Liability Company with reference to the following recitals of essential facts.

                                    RECITALS

A. CCI is engaged in the manufacture, assembly and sales of that certain product more particularly described on Exhibit A attached hereto and incorporated by reference herein (the "Product" or the "Machine") and accessories, special parts and replacement parts and software and programming for such Product which are used in connection with such Product;

B. Distributor represents and warrants itself to be experienced in marketing, sales and the management of a sales force.

C. CCI desires to retain the services of Distributor, for the duration of this Agreement and in accordance with the following terms and conditions, to sell, lease and place Product and Services,

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND CONDITIONS REFERENCED HEREIN, THE PARTIES AGREE THAT THE FOLLOWING TERMS AND CONDITIONS SHALL GOVERN THE RELATIONSHIP OF THE PARTIES AND THE SALE, LEASE AND PLACEMENT OF THE PRODUCTS AS FOLLOWS:

                                    AGREEMENT

I.       CONTRACT TERM AND TERMINATION

         A. This Agreement shall commence on the date executed by both parties, shall continue thereafter in effect for a period of three (3) years, subject to the provisions of Paragraph III, or until terminated by either party for cause pursuant to the terms of Paragraph B below. In the event of termination other than for cause, all compensation due to Distributor hereunder, including Residual Compensation (as that term is defined in Article IV below) shall continue to be paid to Distributor in a timely manner provided Distributor shall not be found to be in breach of any terms of this Agreement.

         B. Termination for cause shall include, but is not limited to, the following:

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                  1.       In the event either party fails to pay all amounts
                           due the other in accordance with the terms of this Agreement,

                  2. In the event either party materially breaches the terms of this Agreement,

                  3. In the event either party becomes or is declared insolvent, becomes subject to a voluntary or involuntary bankruptcy or similar proceeding, or makes an assignment for the benefit of all or substantially all of its creditors; in such case it is the responsibility of Distributor to notify CCI should any of the aforementioned occur. Failure to notify CCI shall constitute a material breach of this Agreement.

                  4. Distributor misrepresents any CCI Product or Service to third parties.


                                   CURE PERIOD

                           In the event a Party commits an act set forth above (the "Breach")(the "Breaching Party"), the other party (the "Non-breaching Party") may terminate this Agreement provided that the Non-Breaching Party notifies the Breaching Party of the Breach and the Breaching Party fails to cure the Breach within sixty days from receipt of said notice.


II.      INDEPENDENT CONTRACTOR STATUS

         A. Distributor shall at times be an independent contractor under this Agreement. Except as expressly set forth herein, Distributor is not authorized to act on behalf of CCI, act in a manner that would indicate or imply, or represent itself to be an officer, agent, employee, or representative of CCI.

         B. CCI is not authorized to act on behalf of Distributor, act in a manner that would indicate or imply, or represent itself to be an officer, agent, employee, or representative of Distributor.

         C. Except as provided in Paragraph XXIV, Distributor agrees to pay all of its own expenses, such as, but not limited to, all operating expenses including rent, telephone, transportation, entertainment, business cards, brochures, and other expenses necessary to operate Distributors business.

         D. Distributor concedes and recognizes the exclusive rights of CCI in and to, and shall have no right or license in, the trade names Check Central, Inc and the trademarks and trade name used with or affixed to any Product, including OneCash and any subsequently acquired trade names and/or trademarks. Notwithstanding the foregoing, CCI shall license Distributor to use trademarks in advertising the Products and Services upon receipt of prior written approval from CCI. CCI shall provide Distributor with written instructions as to the proper use and display of said trademarks and trade names.

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         E.       During the term of this Agreement, Distributor and
                  Distributor's agents are authorized to use the phrase "Independent CCI Distributor" in connection with the sale, advertisement, and promotion of Products and Services and not in connection with any other aspect of Distributors business. Distributor shall conduct its business solely under Distributor's own name except for purposes of complying with the Networks' rules and requirements for Independent Sales Organization Sponsorship. Nothing herein shall give Distributor or wholesale customers of Distributor any Interest or license in such phrase and the right to use such phrase shall immediately cease upon termination or cancellation of this Agreement. Distributor specifically agrees to reimburse CCI for any reasonable losses it may suffer in the event Distributor uses the above name(s) and/or phrase in a fraudulent or deceptive manner which in turn causes ant third party to make a claim against CCI.

         F. If Distributor has employees, Distributor shall maintain workman's compensation insurance for its employees. In addition, Distributor, at its sole cost and expense, shall maintain no less than $1,000,000 in personal injury liability and $1,000,000 property damage insurance upon any vehicle used by Distributor and shall purchase and maintain during the term of this Agreement comprehensive general liability insurance, including product liability coverage, with combined single limits of $1,000,000 or its equivalent. CCI must be named in such policies as an additional insured and shall be furnished with a copy of such policies or certificates of insurance. Additionally, the policy shall contain a provision that it cannot be canceled except upon ten- (10) day's prior written notice to CCI.


III.     APPOINTMENT EXCLUSIVE

         A. Distributor shall remain the exclusive distributor, provided Distributor meets the performance requirements below, for a term of three years. In the event Distributor meets the monthly performance requirements during each of the three years, Distributor shall have an option to extend the term of the Agreement for additional one-year terms subject to minimum performance standards as follows: the performance standard for each one year extension shall be an amount that is equal to the greater of (i) a 20% increase from the prior years performance or (ii) a 20% increase from the number of orders actually placed by Distributor during the prior year. Provided that in the year 2001 if Distributor in good faith determines that the minimum performance standards are unacceptable, then the Parties agree that they will commence good faith negotiations to resolve the dispute. In the event the Parties cannot reach agreement and Distributor does not exercise its option to extend this Agreement for an additional year term, this Agreement shall convert to a non-exclusive distribution agreement and shall be cancelable upon 60 days notice by either party. However, Distributor shall for a one year period from the date that this Agreement reverts to non-exclusive have the right of first refusal to become the exclusive distributor on terms and conditions equal to those offered by a party and accepted by CCI.

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                  In the event Distributor fails to meet a performance
                  requirement in a particular month (the "Breach Month") said failure shall constitute default of the Distribution Agreement (the "Default"). Provided, however, if the total number of orders placed by Distributor for the Breach Month and the two subsequent months equal or exceed the performance requirements established for said three months then the Default shall be deemed to be cured and the Distribution Agreement shall remain exclusive. In the event the Default is not cured, then the Distribution Agreement shall revert to a non-exclusive agreement as of the end of the cure period for the applicable month in which Distributor failed to meet the performance standard and may be cancelable upon sixty days notice by either party. In addition, if Distributor has met or exceeded his aggregate performance requirements for the prior six months, including any individual Breach Months, Distributor will not be deemed to be in Default.

                  Notwithstanding anything to the contrary contained herein, Distributor and CCI hereby agree that the performance standards established for the months of April, May, June, July and August 1999 were agreed upon as a result of good faith efforts by both parties to arrived at a standard that is in the mutual interests of both CCI and Distributor based on their mutual desire to form an on-going business relationship. CCI and Distributor agree that said standard is a good faith estimate based on a combination of factors including, Distributor's ability to sell the Product, CCI's ability to deliver the Product , CCI's ability to provide applicable performance and market data and the acceptability of the Product in the market. Distributor and CCI agree that in the event said performance standards are determined to be unachievable that the parties will in good faith negotiate an appropriate adjustment to said standards to facilitate the continuation of the business relationship and avoid a default by Distributor or CCI for failure to cure the Default. In the event the Parties cannot agree to the adjustment to said standards, the dispute will be submitted to arbitration in San Diego County, California with the American Arbitration Association or such other nationally recognized association. The Parties agree that the decision of the arbitrator will be a final and binding upon the Parties determination and each party will be responsible for their own fees, expenses and costs.

          B. PERFORMANCE STANDARD Distributor shall, to retain the exclusivity of the distributorship, meet the following performance standards: (a) 1999; issue a firm purchase order, with the signing of the Definitive Agreement, for 385 Machines with the following release dates; By April 30, 20 Machines; By May 31, 40 Machines; and June through November 45 and December 55 Machines (b) 2000; 65 Machines for January and February; 75 Machines for March and April; 90 Machines for May and June; 120 Machines for July and August; 125 Machines for September, October, November and December (c) 2001; 150 Machines for January, February, March and April; 175 Machines for May, June, July, August, September, October, November and December. The terms for the purchase of Machines are: 50% down for 1999 and 25% down for 2000 and 2001 with purchase order; delivery within 60 days of purchase order, balance paid COD with delivery and shipments made FOB CCI shipping facility.

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                  Distributor agrees that the 20 of the Machines to be purchased in April 1999 will be placed in suitable locations in Southern California. DELETED

         C. PRICE Distributor shall purchase the Machines at the Wholesale Price, which is currently $24,000 and Distributor may resell the Machines at a price determined by Distributor to be reasonable and appropriate to achieve maximum market penetration. CCI recommends that a retail price for a Machine be established at $32,000. CCI agrees the Wholesale Price will be adjusted on a periodic basis to reflect reasonable changes in Greenland's costs related to the manufacture/production of the Machine.

         D. EXCLUSIVE PROCESSOR. Distributor may, subject to agreement of terms and conditions between CCI and Distributor, which will include Distributor meeting the performance standards set forth in B above, become the exclusive processor for CCI.

         E. VAULT CASH. Distributor shall have the option but neither party shall have the obligation to supply vault cash for the Machines, subject to mutually acceptable terms and conditions.

         F. SERVICE & INSTALLATION. Distributor may, subject to mutually acceptable terms and conditions which will include Distributors obligation to meet the performance standards set forth in B above, have the exclusive right to provide service and installation for the Machine.

         G. DIRECT CORPORATE SALES. CCI may engage in direct corporate sales of the Machines (the "Direct Corporate Sales") where and if modifications to hardware and/or software are required by the customer or when the sale is a result of direct corporate contact by a chain or retail entity with more that 100 locations. No sales shall be made from corporate as a direct sale through a distributor or ISO. If Direct Corporate Sales are made, CCI sale's price shall not be less than the Wholesale Price established by CCI for sales to Distributor, plus 5%. If Direct Corporate sales are made CCI shall pay to Distributor a fee equal 5% of the gross sales price of the Machines sold by CCI and 5% of CCI's monthly revenue sharing related to said sales. Machines sold, as part of a Direct Corporate sale shall be counted as part of Distributors sales performance requirements. Notwithstanding the foregoing, unless otherwise agreed to by both Parties, CCI will not sell direct to any accounts that were initially contacted by Distributor or one of his distributor/representatives or that call CCI due to advertising placed by Distributor. Distributor and CCI hereby agree that CCI may sell directly to: ACE Check Cashing, Air Touch and Seahorse Enterprises, Inc. and/or its affiliates and said sales will not be counted as part of Distributor's sales performance, but CCI will pay to Distributor 5% of gross sales price of the Machines sold and 5% of CCI's monthly revenue sharing.


IV.      COMPENSATION OF DISTRIBUTOR

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         A.       BASIC COMPENSATION. Distributor shall be compensated for its services under this Agreement as follows. Distributor may purchase the Products from CCI or place the Products with a third party on behalf of CCI, under the pricing arrangement set forth on "Schedule 1" hereto. The pricing list (but not the Residual Compensation, discussed below) may be amended from time to time by CCI, upon provision to Distributor of sixty (60) day's prior written notice. When Products are sold by Distributor above the Distributor price set forth in "Schedule 1" or Paragraph IIIC, Distributor shall keep the difference as compensation. pricing information is the confidential property of CCI and shall be for the internal use of the Distributor only. At all times for the duration of this Agreement, Distributor shall be considered and designated by CCI as a Distributor, for purposes of computing prices and Transaction Rebate percentages as set forth in "Schedule 1".

         B. RESIDUAL COMPENSATION. Distributor acknowledges that CCI shall receive an after sale fee of 1% of the face value of the check cashed, $.10 per money order purchased and $.08 at the interchange fee on each ATM transaction processed on each machine, provided that no third party distributor is involved and $.05 in the event a third party distributor is involved. An additional .2% of the face value of each check shall be reserved for purposes of providing .1% to the point of sale agent and .1% to Distributor. As other services are added (including but not limited to; bill paying; payday loan; etc.) CCI and Distributor shall negotiate fees in good faith. Distributor and CCI agree that revenue sharing may need to change from time to time in order to remain competitive in the market. If either party requests a change to the revenue sharing the Parties agree to re-negotiate in good faith according to the current market pricing. In the event the Parties cannot agree to the adjustment to the revenue sharing, the dispute will be submitted to arbitration in San Diego County, California with the American Arbitration Association or such other nationally recognized association. The Parties agree that the decision of the arbitrator's determination will be a final and binding upon the Parties and each party will be responsible for their own fees, expenses and costs.

         C. Other Compensation Any other compensation shall be as described and set forth In "Schedule 1" hereto and/or Paragraph III G.

         D. In no event shall any other fees or expenses be paid to Distributor except as specifically provided in "Schedule I" hereto and/or Paragraph IIIG.


V.       SCOPE OF AGREEMENT

         Distributor's exclusive territory shall include the entire United States and Canada.


VI.      OBLIGATIONS OF DISTRIBUTOR AND CCI

         A. Distributor agrees to use its best efforts in the promotion, sale and placement of the Products and Services and to devote such time as necessary to market The Products consistent with good business ethics, and in a manner that will reflect favorably on CCI and on the good will and reputation of CCI.

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         B.       Distributor agrees to provide all tools, hire and/or contract personnel, and otherwise provide whatever is necessary to market the Products and Services.

         C. Distributor agrees at all times to refrain from engaging in any illegal, unfair or deceptive trade practices or unethical business practices whatsoever, whether with respect to CCI or otherwise.

         D. Distributor agrees to adopt and maintain the high level of quality and customer service that CCI has established.

         E. Distributor agrees to ensure that all payments and documents required by CCI for the sale or placement of its Products are properly executed and forwarded to CCI.

         F. Distributor agrees to provide CCI with all of the information requested in the Independent Distributor Registration form attached hereto as "Schedule 2". Distributor also agrees to update the information requested by "Schedule 2" immediately upon any change to such information. Distributor specifically agrees to ensure that the list of sales people who will be selling or placing CCI Products shall be kept current at all times.

         H. Distributor shall not knowingly make any misrepresentation regarding any of the Products and/or services provided by CCI.

         I. Distributor shall acquire and maintain a valid business license, business address and telephone for receiving inquiries about, or fulfilling orders for the Products made available by CCI.

         J. CCI shall: (i) supply a Machine that is fit for use for the purpose intended with a one year warranty as described in Paragraph XX A. (ii) pay amount due Distributor promptly,
                  (iii) process checks and money orders in a timely manner, (iv) guarantee bad debt as related to checks cashed, unless otherwise agreed (v) comply with applicable local, state and federal regulations, (vi) maintain adequate insurance to conduct its operations (vii) implement and maintain proper reporting procedures and supply appropriate reports to Distributor.


VII.     COVENANT NOT TO COMPETE

         During the period of this Agreement, and for twelve (12) months following the termination of this Agreement for any reason, Distributor agrees not to promote or sell any of the Products or other similar self-service check cashing kiosk in the capacity of manufacturer, Distributor, dealer, lessor. Locator to any clients and/or customers of CCI, any prospects with whom CCI is negotiating, or any prospects that Distributor has solicited during the term of this Agreement. Distributor will use CCI exclusively for the Products sold, leased or placed by its company during the term of this Agreement. Distributor shall not solicit any CCI clients or customers concerning the sale of the Product or other similar self-service check cashing kiosk sold by Distributor under this Agreement. Any exceptions to this Covenant Not to

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         Compete must be attached to this Agreement as Schedule 3 and approved by a CCI officer. Notwithstanding the forgoing, Distributor shall be released from its obligation not to compete in the event that CCCI has been found to have committed an act that validates this Agreement being terminated for cause by Distributor.


VIII.    INDEMNIFICATION/HOLD HARMLESS

         A. Distributor shall indemnity, hold harmless, and defend, at its sole cost and expense, CCI against and from any and all claims, actions, proceedings, damages, liabilities, losses, fines, penalties, expenses, attorneys fees and all other associated costs arising out of, or related in any manner whatsoever to Distributor's, its agent's or employee's real or alleged wrongful, acts or omissions (whether tortuous or contractual) in connection with the sale or placement of the Products.

         B. CCI shall indemnity, hold harmless, and defend, at its sole cost and expense, Distributor against and from any and all claims, actions, proceedings, damages, liabilities, losses, fines, penalties, expenses, attorneys fees and all other associated costs arising out of, or related in any manner whatsoever to CCI's, its agent's or employee's real or alleged wrongful, acts or omissions (whether tortuous or contractual) in connection with the sale or placement of the Products.


IX.      COVENANT NOT TO DISCLOSE

         A. Distributor, during the terms of this Agreement, shall have access to and become familiar with various trade secretes and confidential information of CCI including but not limited to, customer contracts, customer lists, customer prospect lists, invoices, customer requirements, sales procedures, research data, design data, marketing and pricing information and data, marketing plans, financial information of CCI and/or its customers, and other technical, marketing and/or business information. This information shall collectively be referred to as the "Confidential Information" of CCI and Distributor recognizes and acknowledges that this Confidential Information gives CCI a competitive advantage in the industry. Distributor agrees that it shall not use in any way or discloses to any person or entity any of CCI's Confidential Information, either directly or indirectly, either during the term of this Agreement or at any time thereafter, except ad required in the course of its services under this Agreement. Distributor shall further take reasonable precautions and act in such manner as to ensure against unauthorized disclosure or use of the Confidential Information. Such information shall be promptly delivered to CCI (without Distributor retaining copies) upon termination of this Agreement.

         B. CCI, during the terms of this Agreement, shall have access to and become familiar with various trade secretes and confidential information of Distributor including but not limited to, customer contracts, customer lists, customer prospect lists, invoices, customer requirements, sales procedures, research data, design data, marketing and pricing information and data, marketing plans, financial information of Distributor and/or its customers, and other

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                  technical, marketing and/or business information. This
                  information shall collectively be referred to as the "Confidential Information" of Distributor and CCI recognizes and acknowledges that this Confidential Information gives Distributor a competitive advantage in the industry. CCI agrees that it shall not use in any way or discloses to any person or entity any of Distributor's Confidential Information, either directly or indirectly, either during the term of this Agreement or at any time thereafter, except ad required in the course of its services under this Agreement. CCI shall further take reasonable precautions and act in such manner as to ensure against unauthorized disclosure or use of the Confidential Information. Such information shall be promptly delivered to Distributor (without CCI retaining copies) upon termination of this Agreement.

         C. The Parties recognize and acknowledge that the remedy at law for a breach by either party of any covenants contained in this Section IX shall be inadequate, and each party agrees that the other party in addition to all remedies each may have, shall have the right to injunctive relief to enforce the provisions of this Agreement if there is such a breach or threatened breach.


X.       NO GUARANTEES OR REPRESENTATIONS MADE BY CCI

         Distributor understands and agrees that:

         A. Neither CCI or any agent, employee or representative of CCI have made any guarantees, representations, or promises concerning the income, gross or net revenues which can or might be realized by Distributor under this Agreement. The success of Distributor under this Agreement is entirely dependent upon Distributor's own business, marketing and managerial skills.

         B. The Agreement does not constitute an Agreement for a joint venture, partnership, investment interest, franchise or any relationship other than that of Independent Contractor for CCI.

Notwithstanding the forgoing, CCI represents that it is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing under such laws. CCI has all requisite corporate power and authority to own lease and operate its properties and assets and to carry on its business as presently conducted. CCI is qualified to do business as a foreign corporation and is in good standing in California. CCI has all requisite corporate right, power and authority to execute and deliver this Agreement and all agreements related hereto and to consummate the transactions contemplated hereby.


XI.      CHOICE OF LAW/FORUM

         A. This Agreement has been entered into, executed, and shall be construed in accordance with the laws of the State of California.

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         B.       In the event of a dispute concerning this Agreement, the
                  parties agree that any proceeding for resolving such dispute shall occur in the County of San Diego, State of California.


XIII.    ATTORNEY FEES FOR PREVAILING PARTY

         In any action at law or in equity, including an action for declaratory relief, the prevailing party shall be entitled to an award of reasonable attorney fees in addition to other awards resulting from the dispute.


XIV.     PURCHASE ORDERS

         A. Purchase orders, which must be on a CCI approved form, from Distributor are subject to written acceptance by CCI and must incorporate this Agreement by reference. CCI shall have no obligation under a purchase order placed under this Agreement until such written acceptance is dispatched to Distributor by CCI. All purchase orders will be deemed accepted by CCI if no objection in writing is received within one week of submission by Distributor. Any change to a previously accepted purchase order, as of the date changed, will be treated as a new purchase order submitted for acceptance by CCI. Purchase orders and confirmation by FAX may be accepted by both parties.

         B. In the event Distributor is late in the payment of any invoice, CCI may charge interest AT THE RATE OF 1% PER MONTH and/or discontinue shipments and/or place Distributor on a COD or prepayment basis.


XV.      DISTRIBUTORS RIGHT TO SUBLICENSE

         Distributor is authorized and has the right to enter into sublicensing agreements and/or distribution agreements with third parties provided that said agreements contain the essential terms and conditions of this Agreement as they relate to the protection of the rights of CCI, including but not limited to: confidentiality requirements, payment terms and conditions, and obligations of Distributor. The sublicense's and distributors shall be listed on the Registration Form attached as
         Schedule 2.


XVI.     CANCELLATION AND RESCHEDULING OF ORDERS

         CCI and Distributor recognize that the calculation of damages resulting from cancellation or rescheduling of an order would be difficult to determine. Accordingly, the parties agree upon the following schedule of charges pursuant to which CCI will accept cancellation of rescheduling of any order from Distributor.

         A. CANCELLATION: Distributor may cancel in whole or in part any order previously accepted by CCI, providing that Distributor reimburses CCI for any expenses

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                  incurred by CCI in connection with such order and
                  cancellation. Notwithstanding the foregoing, in the event cancellation by Distributor is due to delay or defective product on the part of CCI, Distributor will pay no fees, charges or expenses whatsoever.

         B. RESCHEDULING: Distributor may reschedule the shipment date of any order previously accepted by CCI by not more than thirty
                  (30) days by giving written notice to CCI received more than five (5) business days prior to the scheduled shipment date. CCI will accept any subsequent rescheduling of the same order by written notice to CCI received more than five (5) business days prior to the scheduled shipment date only if accompanied by payment of any expenses incurred by CCI in connection with such rescheduling.


XVII.    DELIVERY

         A. Delivery for all Products will be F.O.B. from CCI's staging warehouse or the manufacturer, as appropriate ("Delivery"). CCI shall not be liable for any delay in Delivery unless such delay is due to the acts or omissions of CCI.

         B. Prices are F.0 B.. and are exclusive of all taxes and duties. Distributor shall pay all taxes and duties associated with the sale of Products and Services, including sales, use, but exclusive of taxes based on CCI's net income. Any tax or duty CCI may be required to collect or pay upon the sale or delivery of Products shall be paid by the Distributor and such sums shall be due and payable to CCI upon delivery.


XIX.     PRODUCT SPECIFICATION CHANGES

                  CCI reserves the right to make changes in design or improvements to the Product. CCI agrees that it will consult with Distributor regarding any such changes and agrees to coordinate the timing of implementing any such changes with Distributor. CCI is not obligated to make any such changes to the Product previously delivered to Distributor.


XX.     SOFTWARE PRODUCT LICENSE

                  Unless otherwise stated, CCI grants Distributor a nontransferable, non-exclusive license to use its software programs for the purpose of the operation of the Product with customers only. The software provided by CCI is subject to the following provisions:

         A.       CCI retains title to all software and/or firmware programs.

         B. Distributor agrees not to copy, duplicate or otherwise reproduce, disclose sub-license or sell any CCI-supplied software and/or firmware program.


XXI.     TITLE AND RISK OF LOSS

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         Each accepted purchase order constitutes separate sales contract based on the prices; terms and conditions set forth in this Agreement or as amended from time to time in accordance with this Agreement. Title to the Product, parts and components sold under each purchase order and the risk of loss or damages to the Product will pass from CCI to Distributor at the time that the Product is properly loaded on a carrier for shipment.

XXII.    PRODUCTS WARRANTY

         A. The Product sold by CCI and purchased by Distributor under this Agreement is covered by CCI's standard warranty, one year parts and labor (copy to be supplied)("CCI Warranty"). CCI reserves the right to modify such warranty on prior written notice to Distributor.

         B. In addition to the CCI Warranty, CCI will use reasonable efforts to obtain and pass through to Distributor's customers all available warranties obtained from manufacturers of the Products and/or the components of the Products.

         C. EXCEPT AS SPECIFICALLY PROVIDED HEREIN. NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE BEING MADE HEREIN. CCI NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN CONNECTION WITH THE SALE, INSTALLATION OR USE OF THE PRODUCTS. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE OF PRODUCTS, WHETHER MADE BY CCI EMPLOYEES OR OTHERWISE, WHICH IS NOT CONTAINED HEREIN, SHALL BE DEEMED TO BE A WARRANTY BY CCI FOR ANY PURPOSE, OR GIVE RISE TO ANY LIABILITY OF CCI WHATSOEVER.

         D. CCI SHALL HAVE NO LIABILITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

         E. Distributor shall not make any other direct or indirect representations or warranties, expressed or implied on behalf of CCI. In the event Distributor does make any such unauthorized representation or warranties, expressed or implied, in connection with the sale, distribution or handling of the Product, Distributor shall hold harmless and indemnify CCI for any expenses (including counsel fees), claims, damages, settlements or liability of any nature whatsoever arising out of such unauthorized representation of Distributor.


XXIII.   LIMITATION OF LIABILITY

         A. EXCEPT AS EXPRESSLY PROVIDED HEREIN, CCI SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CLAIMED TO HAVE RESULTED FROM USE, OPERATION OR PERFORMANCE OF THE PRODUCT AND REGARDLESS OF THE FORM OF ACTION. [EXCEPT FOR LOSS OR DAMAGE CAUSED BY THE SOLE GROSS NEGLIGENCE OF CCI.]

         B. IN NO EVENT SHALL CCI BE LIABLE TO DISTRIBUTOR OR ITS END-USER CUSTOMERS FOR (1) ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (ii) ANY DAMAGES RESULTING FROM LOSS OF USE, DATA OR PROFITS, OR (iii) ANY CLAIM, WHETHER IN CONTRACT OR TORT, THAT AROSE MORE THAN ONE YEAR PRIOR TO INSTITUTION OF SUIT THEREON, EVEN IF CCI WAS ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

         C. THE FOREGOING LIMITATIONS ON LIABILITY SHALL BE EFFECTIVE, EVEN IF THE REMEDIES PROVIDED HEREIN FAIL IN THEIR ESSENTIAL PURPOSE. [CCI LIABILITY SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE PRODUCTS PURCHASED.]


XXIV.    JOINT MARKETING PROGRAM

         CCI and Distributor shall cooperate in establishing a marketing program and Marketing budget for the marketing and sales of the Machines, which shall include a minimum of 3 trade shows and other appropriate events. The parties shall share expenses related to these activities equally, except for personal travel, which shall be paid by each party for its own employees. As consideration for the sharing of expenses, CCI agrees that it will pass to Distributor, on a weekly basis, inquires it receives regarding distributorships, licensing arrangements and individual purchase requests for the Machine and CCI and Distributor agree that any fees Distributor receives in connection with sub-license agreements or distributorships (which result from inquiries provided by CCI), Distributor shall retain the first $10,000 of each sub-license and/or distributorship fee and the balance of said fees will be shared equally between CCI and Distributor.

XXV.     INSERTION OF SOFTWARE SERVICES

         CCI shall have the exclusive right to determine services provided by the Machine and the exclusive right to add or delete services from the software menu and Distributor shall have no right to add services or utilize the soft ware of CCI for any reason whatsoever, without the prior consent of CCI which may be withheld for any reason or for no reason; provided, however, in the event CCI determines in its sole and absolute discretion to utilize a software and/or a service introduced by Distributor, CCI will negotiate in good faith a licensing arrangement providing for the utilization of said software and/or services at that terms such as ownership, retention, licensing fees, royalties etc.

XXVI.    OTHER AGREEMENTS

         SITE LOCATION AGREEMENTS (ATTACHED HERETO AS EXHIBIT C)

         AGREEMENT WITH RBSA (ATTACHED HERETO AS EXHIBIT D)

THESE AGREEMENTS WILL BE INCORPORATED BY REFERENCE HEREIN AND MADE A PART OF THIS AGREEMENT.


XXVII.   GENERAL PROVISIONS

         A. The parties agree to execute any further documents and Instruments, which are necessary to effect the substance and intent of this Agreement.

         B. If any part of this Agreement is construed as unconstitutional, illegal or otherwise invalid by a court of competent jurisdiction, the invalid part shall in no way invalidate the effectiveness of the remainder of this Agreement.

         C. This Agreement contains all of the Agreements, representations and conditions made by and between the parties. None of the parties shall be liable as a result of reliance upon any statements or representations not contained in this Agreement, or which contradict the expressed contractual language of this Agreement.

         D. Each party to this Agreement shall have sole responsibility for fulfilling its respective commitments and obligations to the appropriate local, state and federal taxing authorities, as a result of this Agreement and any payments made or received hereunder.

         E. Notice shall be deemed given (i) when received, if hand delivered and a receipt is executed or (ii) when receipt is executed, if given in writing and actually delivered or deposited in the United States Mail in registered or certified form with return receipt requested postage paid (iii) or received on CCI's Corporate Office facsimile machine given below. All notices shall be given to the notified party at the address given below. The address for notice may be changed by notice.

                                        CHECK CENTRAL, INC.
                                         7084 Miramar Road
                                        San Diego, CA 92121
                                PH#:619-566-9604 FAX#:619-566-9796

         H. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

         I. For purposes of venue and jurisdiction, this Agreement shall be deemed made and to be performed in the City of San Diego, State of California.

         J. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document. The facsimile signatures of the parties shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate original counterparts.

         K. Whenever the context so requires in this Agreement all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate, or any other entity.

         L. The provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or the application of such provision is essential to the Agreement.

         M. This Agreement may be modified only by an agreement in writing executed by the parties to this Agreement, against whom enforcement of such modification is sought.

         N. This Agreement contains the entire Agreement between the parties to this Agreement with respect to the subject matter herein and supersedes all prior understandings, agreements, representations and warranties, if any, whether oral or written, express or implied, with respect to said subject matter.

         0. Any waiver of default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise OF any rights or remedies shall impair its right of remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

         P. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting parties shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement



         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year set forth herein below.



CHECK CENTRAL, INC.                                SMARTCASH, ATM LTD.


By:________________________                        By:_________________________
                  Signature                                           Signature

Name:______________________                        Name:_______________________
             (Please print)                                      (Please print)

Title:_____________________                        Title:______________________

Date:______________________                        Date:_______________________


ATTACHMENTS:

                 Exhibit A - Products
                 Exhibit B - Site Location Agreement